EXHIBIT 23.11
[Letterhead of BNP Paribas Corporate + Investment Banking]
CONSENT OF BNP PARIBAS CORPORATE FINANCE
June 13, 2008
To Whom It May Concern:
We hereby consent to the use in the Registration Statement of Gaz de France on Form F-4 and in the prospectus relating to the proposed merger of Suez with and into Gaz de France, which is part of the Registration Statement, of the English translation of our opinion dated June 4, 2008 appearing as Annex H to such prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Certain Opinions — Opinions of BNP Paribas and JPMorgan, Financial Advisors to Suez,” “The Merger—Background of the Merger,” and “The Merger—Opinion of BNP Paribas, Financial Advisor to Suez”.
In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
BNP PARIBAS CORPORATE FINANCE
/s/ Christophe Jalinot
By    Christophe Jalinot
Title Managing Director
         BNP Paribas Corporate Finance